UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 14, 2008

CardioNet, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33993	33-0604557
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

227 Washington Street #300
Conshohocken, Pennsylvania		19428
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (610) 729-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 14, 2008, James M. Sweeney, a member of the Board of Directors (the “Board”) of CardioNet, Inc. (the “Company”), entered into a letter agreement outlining the terms of his remaining services to the Company (the “Separation Agreement”). Mr. Sweeney will remain an employee of the Company through July 31, 2008, at which time his service as an employee will end. Mr. Sweeney remains a director of the Company and expects to transition from the Board in 2008. Mr. Sweeney served as the Company’s Executive Chairman from November 2007 through July 2008 and as a member of the Board since April 2000.  Mr. Sweeney provided his services to the Company pursuant to an Amended and Restated Employment Agreement, dated as of November 1, 2005, as amended on February 27, 2008 (the “Sweeney Employment Agreement’).  The Separation Agreement provides (i) for the full mutual release by Mr. Sweeney and the Company of any claims against the other party, (ii) for severance payments at a rate equal to Mr. Sweeney’s current base salary of $500,000 per year for a period of 15 months beginning in August 2008, (iii) for continued  payment by the Company of the healthcare premiums for Mr. Sweeney and his family for 15 months beginning in August 2008 and (iv) that Mr. Sweeney shall not compete with the Company or solicit the Company’s employees during the period ending on the later to occur of (A) July 31, 2009 and (B) the date one year following Mr. Sweeney’s resignation as a member of the Board. The Sweeney Employment Agreement was terminated and superseded in its entirety by the Separation Agreement.

The foregoing summary of the Separation Agreement is qualified in its entirety by reference to the Separation Agreement filed herewith as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits. The following material is filed as an exhibit to this Current Report on Form 8-K:

Exhibit Number	Document Description
99.1	Separation Agreement between the Company and James M. Sweeney, dated July 14, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CARDIONET, INC.

Dated: July 18, 2008	By:	/s/ Martin P. Galvan
	Name:	Martin P. Galvan
	Title:	Chief Financial Officer

INDEX TO EXHIBITS

Exhibit Number	Description
99.1	Separation Agreement between the Company and James M. Sweeney, dated July 14, 2008.